Exhibit 99.1

Investor Relations Contact:
Suresh Bhaskaran
Xilinx, Inc.
(408) 879-4784
ir@xilinx.com

XILINX REPORTS RECORD REVENUES
NINTH CONSECUTIVE QUARTER OF REVENUE GROWTH

SAN JOSE, CA, January 24, 2018-- Xilinx, Inc. (Nasdaq: XLNX) today announced record sales of $631 million for the third quarter of fiscal year 2018, up approximately 2% from the prior quarter and up 8% from the third quarter of the prior fiscal year. December quarter net income was $12 million, or $0.05 per diluted share. Due to the recent enactment of the Tax Cuts and Jobs Act, Xilinx incurred a tax expense of approximately $183 million in the December quarter.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.35 per outstanding share of common stock payable on February 22, 2018 to all stockholders of record at the close of business on February 7, 2018.

Additional September quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

	Q3 FY 2018	Q2 FY 2018	Q3 FY 2017	Q-T-Q	Y-T-Y
Net revenues	$631	$620	$586	2%	8%
Operating income	$190	$185	$163	2%	16%
Net income	$12	$168	$142	-93%	-92%
Diluted earnings per share	$0.05	$0.65	$0.52	-92%	-90%

“We delivered our ninth consecutive quarter of revenue growth with December quarter revenues establishing a new record for Xilinx and we achieved our operating margin target of 30% one quarter ahead of schedule,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Revenues from Advanced Products continued to be strong, increasing 30% from the same quarter a year ago and comprising 56% of company sales, supported by accelerated growth in our industry-leading 20nm and 16nm technology nodes. In addition, our 16nm portfolio continued to gain market momentum as we have cumulatively shipped 43 unique products to 1,160 customers.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q3 FY 2018	Q2 FY 2018	Q3 FY 2017	Q-T-Q	Y-T-Y
North America	31%	31%	30%	3%	12%
Asia Pacific	41%	40%	43%	3%	3%
Europe	20%	20%	19%	2%	11%
Japan	8%	9%	8%	-8%	10%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q3 FY 2018	Q2 FY 2018	Q3 FY 2017	Q-T-Q	Y-T-Y
Communications & Data Center	35%	37%	44%	-2%	-12%
Industrial, Aerospace & Defense	47%	45%	41%	7%	23%
Broadcast, Consumer & Automotive	18%	18%	15%	-3%	24%

Net Revenues by Product:

	Percentages			Growth Rates
	Q3 FY 2018	Q2 FY 2018	Q3 FY 2017	Q-T-Q	Y-T-Y
Advanced Products	56%	52%	47%	10%	30%
Core Products	44%	48%	53%	-7%	-12%

Products are classified as follows:

Advanced products: UltraScale+, Ultrascale and 7-series products.
Core products: Virtex-6, Spartan-6, Virtex-5, CoolRunner-II, Virtex-4, Virtex-II, Spartan-3, Spartan-2, XC9500, products, configuration solutions, software & support/services.

Key Statistics:
(Dollars in millions)

	Q3 FY 2018	Q2 FY 2018	Q3 FY 2017

Annual Return on Equity (%)*	19	27	25

Operating Cash Flow	$185	$202	$106

Depreciation Expense	$11	$12	$11

Capital Expenditures	$7	$12	$20

Combined Inventory Days	121	116	114

Revenue Turns (%)	46	53	56

*Return on equity calculation: Annualized year to date net income/average stockholders’ equity

Product and Financial Highlights - December Quarter

•
The Advanced Products category continues to deliver strong revenue growth, posting an increase of 30% from the year ago quarter and constituting 56% of total sales. Broad-based growth was driven by the industry-leading 20nm and 16nm technology nodes. Revenues from the 20nm node grew significantly to a new record, increasing more than 70% from the same quarter year ago and the 16nm node continued its accelerated ramp with sales more than quadrupling during the same period, reflecting very broad-based customer adoption.

•
The Industrial, Aerospace & Defense end market set another quarterly record with revenues of $297 million, an increase of 23% from the same quarter a year ago, driven by significant strength in Semiconductor Test and Emulation Applications. Xilinx’s unrivaled technology leadership has been a significant driver for the record-setting revenue performance.

•
Xilinx achieved its operating margin target of 30%, one quarter ahead of schedule, while continuing investments in its technology leadership, share gains, and market expansion efforts for sustained revenue growth. Xilinx remains committed to returning cash to shareholders and during the first nine months of the fiscal year we have returned approximately 100% of our operating cash flow back to shareholders through a combination of dividends and share repurchases.

•
Xilinx continued to demonstrate strong customer momentum in its Cloud Computing market expansion opportunity. Market leader Alibaba recently announced plans for two generations of FPGA as a Service (FaaS) F2 and F3 using Virtex® Ultrascale +™

FPGAs. Additionally, Amazon Web Services expanded their FaaS F1 deployment to multiple regions, including availability in its secured government cloud.

Business Outlook - March Quarter Fiscal Year 2018
•

•	Sales are expected to be approximately $635 - $665 million.

•	Gross margin is expected to be 69% to 71%.

•	Operating expenses are expected to increase to approximately $285 million, including a one-time charge of approximately $30 million primarily related to executive transition.

•	Other income is expected to be approximately $3 million.

•	March quarter tax rate is expected to be approximately 0 - 5%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the December quarter financial results and management's outlook for the March quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 4886278. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the March quarter of fiscal year 2018. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, the impact of current and future legislative and regulatory changes, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

#1804F

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Nine Months Ended
	December 30, 2017	September 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net revenues	$631,193	$619,503	$585,688	$1,866,142	$1,739,877
Cost of revenues	182,156	184,786	178,233	559,037	522,404
Gross margin	449,037	434,717	407,455	1,307,105	1,217,473
Operating expenses:
Research and development	166,231	157,985	159,248	477,267	437,187
Selling, general and administrative	92,753	91,053	83,780	272,981	250,353
Amortization of acquisition-related intangibles	353	510	1,455	1,568	3,943
Total operating expenses	259,337	249,548	244,483	751,816	691,483
Operating income	189,700	185,169	162,972	555,289	525,990
Interest and other income (expense), net	5,469	1,831	(392)	9,138	(6,130)
Income before income taxes	195,169	187,000	162,580	564,427	519,860
Provision for income taxes	183,224	19,468	20,734	217,705	50,773
Net income	$11,945	$167,532	$141,846	$346,722	$469,087
Net income per common share:
Basic	$0.05	$0.68	$0.57	$1.39	$1.86
Diluted	$0.05	$0.65	$0.52	$1.34	$1.74
Cash dividends per common share	$0.35	$0.35	$0.33	$1.05	$0.99
Shares used in per share calculations:
Basic	254,089	248,094	250,982	248,671	252,811
Diluted	258,108	258,217	270,781	258,995	269,182

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	December 30, 2017	April 1, 2017*
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,541,576	$3,321,457
Accounts receivable, net	348,464	243,915
Inventories	226,533	227,033
Other current assets	81,310	87,711
Total current assets	4,197,883	3,880,116
Net property, plant and equipment	303,984	303,825
Long-term investments	102,375	116,288
Other assets	515,377	440,303
Total Assets	$5,119,619	$4,740,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$429,421	$386,301
Deferred income on shipments to distributors	32,974	54,567
Current portion of long-term debt	—	456,328
Total current liabilities	462,395	897,196
Long-term debt	1,730,211	995,247
Deferred tax liabilities	110	317,639
Long-term income taxes payable	531,522	4,503
Other long-term liabilities	30,747	16,908
Temporary equity	—	1,406
Stockholders' equity	2,364,634	2,507,633
Total Liabilities and Stockholders' Equity	$5,119,619	$4,740,532

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Nine Months Ended
	December 30, 2017	September 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
SELECTED CASH FLOW INFORMATION:
Depreciation	$11,452	$11,732	$11,110	$34,416	$33,917
Amortization	5,458	3,432	4,887	12,619	12,601
Stock-based compensation	36,801	36,372	30,867	105,209	90,073
Net cash provided by operating activities	184,686	202,140	105,584	577,734	627,813
Purchases of property, plant and equipment	6,791	12,223	19,875	28,940	51,825
Payment of dividends to stockholders	89,491	86,957	83,256	263,751	250,733
Repurchases of common stock	73,290	170,454	213,844	310,806	413,983
Net proceeds (withholding) from issuance
of common stock to employees	(2,131)	(23,765)	1,195	(24,826)	10,708

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,188	$2,147	$1,945	$6,486	$5,994
Research and development	20,217	20,096	17,154	57,779	48,803
Selling, general and administrative	14,396	14,129	11,768	40,944	35,276